Exhibit 99.2

Disclosure in Connection with the Distribution of the Confidential Offering Memorandum and

Consent Solicitation Statement

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet data of the Company and NewPage to reflect the Merger. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred as of January 1, 2012.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this Offering Memorandum and NewPage’s historical consolidated financial statements included in its Registration Statement on Form 10 filed with the SEC on May 31, 2013, as amended by Amendment No. 1 to the Registration Statement on Form 10 filed with the SEC on July 11, 2013, and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, as well as in conjunction with the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013.

	Pro Forma for the Merger
(Dollars in millions)	Year Ended December 31, 2012	Nine Months Ended September 30, 2012
	(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$4,605.6	$3,294.5
Cost and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	4,058.0	2,878.5
Depreciation, amortization, and depletion	381.5	231.2
Selling, general, and administrative expenses	201.4	156.6
Restructuring charges	102.4	1.3

Total operating expenses	4,743.3	3,267.6
Other operating income	(60.6)	(4.0)

Operating (loss) income	(77.1)	30.9
Interest income	(1.5)	(1.2)
Interest expense	223.6	175.7
Other loss, net	7.4	1.8

Loss before reorganization items and income taxes	(306.6)	(145.4)

Reorganization items, net	1,288.0	—

Income (loss) before income taxes	981.4	(145.4)
Income tax benefits	(19.0)	—

Net income (loss)	$1,000.4	$(145.4)

Balance Sheet Data (at period end):
Working capital(1)		$590.6
Property, plant, and equipment, net		2,204.2
Total assets		3,432.6
Total debt		2,688.3
Total equity (deficit)		(341.6)
Other Financial and Operating Data:
Pro Forma EBITDA (2)	$1,585.0	$260.3
Pro Forma Adjusted EBITDA (2)	377.7	289.3
Pro Forma Adjusted EBITDA including expected synergies (2)	552.7	420.6

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.
(2)	Pro Forma EBITDA reflects historical EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger. Pro Forma Adjusted EBITDA reflects historical Adjusted EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger.

Pro Forma Adjusted EBITDA including expected synergies includes further pro forma adjustments for anticipated synergies from the Merger (which will not be realized immediately) but is not adjusted to account for costs we will incur to achieve such synergies. The synergies represent estimated cost savings and operating synergies reasonably expected to result from the Merger, primarily from headcount reductions, purchasing synergies and other cost savings initiatives that are anticipated to be implemented. The estimated costs savings and operating synergies are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements after the Merger to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that the estimated cost savings or synergies will prove to be accurate. Any synergies or cost savings that we realize from the Merger may differ materially from our estimates. See “Risk Factors—Risks Relating to the Merger—The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the Merger and diminish the anticipated benefits of the Merger.” and “Risk Factors—Risks Relating to the Merger—We may not realize the anticipated benefits of the Merger.” and “Risk Factors—Risks Relating to the Merger—Our operating results after the Merger may materially differ from the pro forma information presented in this Offering Memorandum.”

Pro Forma EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA including expected synergies are not measurements of financial performance under GAAP. Verso’s definitions of EBITDA and Adjusted EBITDA, and the reasons Verso uses these measures, are described in footnotes 2 and 3, respectively, under “—Summary Historical Consolidated Financial Data of Verso Holdings LLC” and NewPage’s definitions of EBITDA and Adjusted EBITDA, and the reasons NewPage uses these measures, are described in footnote (a) under “—Summary Historical Consolidated Financial Data of NewPage Holdings Inc.”

The following table reconciles Pro Forma net income (loss) to Pro Forma EBITDA, to Pro Forma Adjusted EBITDA and to Pro Forma Adjusted EBITDA with expected synergies from the Merger for the periods presented on a pro forma basis giving effect to the Merger:

	Pro Forma for the Merger
(Dollars in millions)	Year Ended December 31, 2012	Nine Months ended September 30, 2013
	(unaudited)	(unaudited)
Net income (loss)	$1,000.4	$(145.4)
Interest expense, net	222.1	174.5
Income tax provision (benefit)	(19.0)	—
Depreciation, amortization, and depletion	381.5	231.2

Pro Forma EBITDA	$1,585.0	$260.3

Pro Forma EBITDA adjustments	(1,207.3)	29.0

Pro Forma Adjusted EBITDA	$377.7	$289.3

Expected synergies from Merger	175.0	131.3

Pro Forma Adjusted EBITDA including expected synergies	$552.7	$420.6

The following table reflects the historical EBITDA adjustments as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger:

	Historical		Pro Forma for the Merger	Historical		Pro Forma for the Merger
	Verso	NewPage Predecessor		Verso	NewPage Successor
(Dollars in millions)	Year Ended December 31, 2012	Year Ended December 31, 2012	Year Ended December 31, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2013
EBITDA	$78.4	$1,507.0	$1,585.0	$90.9	$169.0	$260.3
Restructuring charges	102.4	—	102.4	1.3	—	1.3
Gain on insurance settlement	(52.6)	—	(52.6)	—	—	—
Loss on early extinguishment of debt, net	8.2	—	8.2	2.8	—	2.8
Hedge gains	(3.7)	—	(3.7)	(1.8)	—	(1.8)
Equity award expense	2.7	1.0	3.7	1.4	12.0	13.4
Other	4.7	(2.0)	2.7	(1.7)	5.0	3.3
Loss on disposal of assets	—	6.0	6.0	—	1.0	1.0
Non-cash U.S. pension expense	—	6.0	6.0	—	—	—
Integration and related severance cost and other charges	—	8.0	8.0	—	5.0	5.0
Reorganization items, net	—	(1,288.0)	(1,288.0)	—	—	—
Post-emergence bankruptcy-related items	—	—	—	—	4.0	4.0

Total EBITDA adjustments	61.7	(1,269.0)	(1,207.3)	2.0	27.0	29.0

Adjusted EBITDA(a)	$140.1	$238.0	$377.7	$92.9	$196.0	$289.3

(a)	Verso’s historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

Risks Relating to the Merger

We will incur significant costs in connection with the Merger and the integration of Verso and NewPage into a combined company, including legal, accounting, financial advisory and other costs.

We expect to incur approximately $65 million of transaction fees and other costs related to the consummation of the Merger. In addition, we expect to incur one-time costs of approximately $80 million in connection with integrating the operations, products and personnel of Verso and NewPage into a combined company, in addition to costs related directly to completing the Merger described below. These costs may include costs of:

•	employee redeployment, relocation or severance;

•	integration of information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.

We also expect that there will be additional non-recurring costs associated with combining the two companies that cannot be accurately predicted or estimated at this time. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of our operations with those of NewPage, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that we will be successful in our integration efforts. In addition, while we expect to benefit from leveraging distribution channels and brand names across both companies, we cannot assure you that we will achieve such benefits.

The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the Merger and diminish the anticipated benefits of the Merger.

Consummation of the Merger is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations, including the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Approximately concurrently with these Exchange Offers, Verso Paper and NewPage will file required antitrust documents relating to the Merger under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”). Although Verso Paper and NewPage have agreed in the Merger Agreement to use their reasonable best efforts to obtain the requisite regulatory approvals, there can be no assurance that these approvals will be obtained in a timely manner. The requirement to receive these approvals before the Merger could delay the consummation of the Merger. In addition, at any time before or after completion of the Merger, the DOJ, the FTC, or any state or other non-U.S. competition authority could take such action under the antitrust laws as such governmental entity deems necessary or desirable in the public interest, including seeking to enjoin completion of the Merger, rescind the Merger or seek divestiture of particular assets of Verso Paper or NewPage, which could have an adverse effect on our combined results of operations and EBITDA. In connection with the Merger, the Pension Benefit Guaranty Corporation will review our pension obligations and could impose conditions including funding requirements in connection therewith. Any delay in the consummation of the Merger could diminish anticipated benefits of the transaction or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability to complete the Merger could make it more difficult for us to retain key employees or to pursue business strategies. Similarly, the governmental authorities from which these approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger. If Verso Paper becomes subject to any material conditions in order to obtain any approvals required to complete the Merger the business and results of our operations may be adversely affected.

If the planned financing is not available, Verso will seek alternative financing. The terms of any alternative financing that is obtained may be less favorable than those contemplated by the commitment letter. If the committed financing or other alternative financing is not available, the Merger might not be completed.

On January 3, 2014, Verso entered into a commitment letter with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Initial Lenders”). Pursuant to the commitment letter, the Initial Lenders committed to provide a senior secured term loan facility in an aggregate principal amount of $750 million and a senior secured asset-based revolving facility in an aggregate principal amount of $350 million, in each case to NewPage Corporation, as the borrower. The committed financing is subject to various conditions, including no event having occurred that would have a material adverse effect on NewPage Corporation and its subsidiaries, the execution of satisfactory documentation and other customary closing conditions. Each of NewPage’s and Verso’s obligation to complete the Merger is subject to NewPage receiving the proceeds contemplated by the commitment letter. In the event the committed financing becomes unavailable and other alternative financing is obtained, such alternative financing might be on less favorable terms and conditions than the committed financing. If the committed financing or alternative financing is not available or is available on less favorable terms, the Merger might not be completed.

The Merger may not be consummated.

The Merger is expected to close in the second half of 2014 and is subject to customary closing conditions, including approval under the HSR Act, and the completion of the Exchange Offers and Consent Solicitations. If these conditions are not satisfied or waived, the acquisition will not be consummated. Certain of the conditions remaining to be satisfied include:

•

no injunction, order, ruling, decree, judgment or similar order by any governmental entity of competent jurisdiction which restrains, makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall have been entered and shall continue to be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

•

any applicable waiting period under the HSR Act (and any extensions thereof) relating to the Merger shall have expired or been earlier terminated without the imposition of certain remedies described in the Merger Agreement; and

•	NewPage’s existing asset-based loan facility shall have been replaced with the NewPage ABL Facility.

In addition, under certain circumstances, either NewPage or Verso Paper may terminate the Merger Agreement if the acquisition has not closed on or prior to December 31, 2014, unless extended in order to obtain antitrust approval pursuant to the Merger Agreement.

We may not realize the anticipated benefits of the Merger.

The Merger involves the integration of two companies that have previously operated independently. The integration of our operations with those of NewPage is expected to result in financial and operational benefits, including increased revenues, cost savings and other synergies. There can be no assurance, however, as to when or the extent to which we will be able to realize these increased revenues, cost savings or other synergies or benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. We must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, we and NewPage have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with NewPage’s and our efforts to realize expected synergies. Difficulties associated with integration could have a material adverse effect on our business.

Our operating results after the Merger may materially differ from the pro forma information presented in this Offering Memorandum.

Our operating results after the Merger may be materially different from those shown in the pro forma information, which represents only a combination of our historical results with those of NewPage. The pro forma financial information, including “Pro Forma Adjusted EBITDA including expected synergies,” included in this Offering Memorandum is also based on certain assumptions and estimates, including regarding anticipated synergies and cost savings from the Merger. The assumptions contained herein are based on our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements after the Merger to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that the pro forma financial results, including “Pro Forma Adjusted EBITDA including expected synergies,” or estimated synergies or cost savings herein will prove to be accurate or that the objectives and plans expressed will be achieved. Any synergies or cost savings that we realize from the Merger may differ materially from our estimates. We cannot provide any assurances that synergies will be achieved or cost-savings will be completed as anticipated or at all. Furthermore, the Merger and financing, integration, restructuring and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it is to integrate our business with that of NewPage.

Integrating our business with that of NewPage may divert our management’s attention away from operations.

The integration of our and NewPage’s operations, products and personnel may place a significant burden on our management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial conditions and operating results.

As a result of the Merger, we may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect our business and require us to incur substantial additional costs to recruit replacement personnel.

We are highly dependent on the continuing efforts of our senior management team and other key personnel. As a result of the Merger, our current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on our business after consummation of the Merger.

If Verso Paper or NewPage fails to obtain all required consents and waivers, third parties may terminate or alter existing contracts.

Certain agreements with suppliers, customers, licensors or other business partners may require Verso Paper or NewPage to obtain the approval or waiver of these other parties in connection with the Merger. Verso Paper and NewPage have agreed to use reasonable best efforts to secure the necessary approvals and waivers. However, we cannot assure you that Verso Paper and/or NewPage will be able to obtain all of the necessary approvals and waivers, and failure to do so could have a material adverse effect on our business after the Merger.

Additionally, under certain agreements, the Merger will constitute a change in control, and, therefore, the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Certain NewPage servicing contracts, leases and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

General customer uncertainty related to the Merger could harm us.

Our and NewPage’s customers may, in response to the consummation of the Merger, delay or defer purchasing decisions. If our customers delay or defer purchasing decisions, our revenues could materially decline or any anticipated increases in revenue could be lower than expected.

Risks Relating to Our Indebtedness Following the Merger

We have a substantial amount of indebtedness and will incur substantial additional indebtedness in connection with the Merger, which could adversely affect our liquidity following the Merger. If our cash flows are insufficient to service our indebtedness and meet our liquidity needs following the Merger, we may be at a competitive disadvantage and be unable to take actions that otherwise would be beneficial to the Company.

In connection with the Merger, we expect to incur up to $1,457 million of additional debt. We expect to issue $650 million in aggregate principal amount of New First Lien Notes upon consummation of the Merger and we expect that NewPage will borrow up to $750 million under the NewPage Term Loan Facility prior to the consummation of the Merger and that NewPage will replace its existing $350 million asset-based loan facility. Because the borrowers and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under the Verso debt securities and credit facilities, our obligations under the New First Lien Notes, the New Second Lien Notes and the New Subordinated Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, to the extent of the value of the assets of the NewPage Subsidiaries.

Our substantial indebtedness following the Merger could have material adverse consequence for our business and may:

•

require us to dedicate a large portion of our cash flow to pay principal and interest on our indebtedness, which will reduce the availability of our cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict our ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

We may not generate sufficient cash flow to meet our debt obligations and fund our additional liquidity needs following the Merger.

Our liquidity following the Merger will in part be based upon expected payments from NewPage under the Shared Services Agreement. Pursuant to such agreement, 100% of all realized synergies and cost savings resulting from the transaction will be for the benefit of Verso. We currently anticipate that payments from NewPage to Verso under the Shared Services Agreement will be significant. However, such payments are not expected to increase NewPage’s costs relative to its standalone position immediately prior to the Merger. If NewPage is unable to make payments to us under the terms of the Shared Services Agreement or if we otherwise do not receive them, our liquidity and financial position would be materially adversely affected. Furthermore, there can be no assurances that we will realize any anticipated synergies or cost savings from the Merger. See “Risk Factors—Risks Relating to the Merger—We may not realize the anticipated benefits from the Merger” and “Risk Factors—Risks Relating to the Merger—Our operating results after the Merger may materially differ from the pro forma financial information presented in this Offering Memorandum.”

We and our subsidiaries may still be able to incur substantially more indebtedness following the Merger, which could further exacerbate the risks associates with our substantial leverage.

Following the Merger, we may be able to incur substantial additional indebtedness under our ABL Facility, our Cash Flow Facility, the NewPage ABL Facility, the NewPage Term Loan Facility and any additional debt facilities we may enter into. If new indebtedness is added following the Merger, the related risk that we face may intensify.

The holders of our debt securities will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility.

Upon the consummation of the closing of the Merger, the issuers and guarantors of our debt securities (including the New Second Lien Notes and the New Subordinated Notes) and the borrower and guarantors of our credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under our debt securities and credit facilities. As a result, our obligations under the New First Lien Notes, the New Second Lien Notes and the New Subordinated Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, to the extent of the value of the assets of the NewPage Subsidiaries.

The credit agreements that will govern the new NewPage credit facilities to be adopted in connection with the Merger may restrict our ability to respond to changes or to take certain actions following the Merger.

The credit agreements that will govern the NewPage ABL Facility or the NewPage Term Loan Facility following the Merger contain a number of restrictive covenants that impose operating and financial restrictions, and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to incur debt, incur liens, pay dividends or make certain restricted payments, prepay, redeem or repurchase certain indebtedness, make investments, enter into mergers, consolidations or asset dispositions and engage in transactions with affiliates. In addition, the credit agreement that will govern the NewPage ABL Facility will require NewPage to maintain a minimum fixed charge coverage ratio upon certain trigger events. The credit agreement that will govern the NewPage Term Loan Facility will also require NewPage to comply with a net total leverage ratio, to be tested at the end of the first full calendar quarter and the end of each future fiscal quarter.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet of Verso Paper Holdings LLC (“Verso”) and the historical consolidated statements of operations and consolidated balance sheet of NewPage Holdings Inc. (“NewPage”) to reflect the consummation of the Merger pursuant to the terms of the Merger Agreement. The historical financial statements were prepared in conformity with GAAP. The unaudited pro forma condensed combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC, and has been prepared using the assumptions described in the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Merger, the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger, the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of January 1, 2012.

The following unaudited pro forma condensed combined financial information is presented:

•	Unaudited pro forma condensed combined balance sheet of Verso as of September 30, 2013;

•	Unaudited pro forma condensed combined statement of operations of Verso for the nine months ended September 30, 2013; and

•	Unaudited pro forma condensed combined statement of operations of Verso for the year ended December 31, 2012.

The accompanying unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) and related notes were prepared using the acquisition method of accounting with Verso considered the accounting acquirer of NewPage. Accordingly, the Merger Consideration to be paid in the Merger has been allocated to assets and liabilities of NewPage based upon their estimated fair values as of the date of completion of the Merger. Any amount of the Merger Consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in Verso’s balance sheet after the completion of the Merger. As of the date of this Offering Memorandum, Verso has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the NewPage assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform NewPage’s accounting policies to Verso’s accounting policies. A final determination of the fair value of NewPage’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of NewPage that exist as of the estimated date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, the value of a portion of the Merger Consideration to be paid by Verso to complete the Merger will be determined based on the trading price of Verso Paper common stock at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying Pro Forma Statements. The preliminary purchase price allocation was based on Verso’s historical experience, data that was available through the public domain and Verso’s due diligence review of NewPage’s business. Until the Merger is completed, both companies are limited in their ability to share information with the other. Upon consummation of the Merger, valuation work will be finalized. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying Pro Forma Statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes thereto and NewPage’s historical consolidated financial statements included in its Registration Statement on Form 10 filed with the SEC on May 31, 2013, as amended by Amendment No. 1 to the Registration Statement on Form 10 filed with the SEC on July 11, 2013, and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, as well as in conjunction with Verso’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operational efficiencies that could result from the Merger.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(dollars in thousands)

	Historical
	Verso	NewPage (Successor)	Total Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$9,197	$4,000	$(8,197)	a	$5,000
Accounts receivable, net	107,991	233,000	—		340,991
Inventories	138,430	550,000	—		688,430
Assets held for sale	50	—	—		50
Prepaid expenses and other current assets	9,690	28,000	(10,416)	b	27,274

Total current assets	265,358	815,000	(18,613)		1,061,745
Property, plant, and equipment, net	741,922	1,229,000	233,247	c	2,204,169
Intangibles and other assets, net	110,456	143,000	(86,777)	d	166,679

Total assets	$1,117,736	$2,187,000	$127,857		$3,432,593

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,767	$162,000	$—		$244,767
Accrued liabilities	84,405	142,000	—		226,405
Current maturities of long-term debt	13,310	20,000	(20,000)	e	13,310

Total current liabilities	180,482	324,000	(20,000)		484,482
Long term debt	1,281,274	492,000	901,736	e	2,675,010
Other liabilities	58,783	567,000	(11,070)	b	614,713

Total liabilities	1,520,539	1,383,000	870,666		3,774,205
Commitments and contingencies	—	—	—		—
Equity:
Paid-in-capital	231,034	813,000	(766,421)	f	277,613
Retained deficit	(610,584)	(3,000)	17,612	g	(595,972)
Accumulated other comprehensive loss	(23,253)	(6,000)	6,000	h	(23,253)

Total deficit	(402,803)	804,000	(742,809)		(341,612)

Total liabilities and equity	$1,117,736	$2,187,000	$127,857		$3,432,593

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

(dollars in thousands)

	Historical
	Verso	NewPage (Successor)	Total Adjustments		Pro Forma
Net Sales	$1,038,481	$2,256,000	$—		$3,294,481
Cost and expenses:
Cost of products sold – (exclusive of depreciation, amortization, and depletion)	891,465	2,116,000	(128,984)	a	2,878,481
Depreciation, amortization, and depletion	78,620	—	152,613	b	231,233
Selling, general, and administrative expenses	56,004	109,000	(8,464)	c	156,540
Restructuring charges	1,327	—	—		1,327

Total operating expenses	1,027,416	2,225,000	15,165		3,267,581

Other operating income	(3,971)	—	—		(3,971)

Operating income (loss)	15,036	31,000	(15,165)		30,871

Interest income	(1,156)	—	—		(1,156)
Interest expense	103,979	35,000	36,702	d	175,681
Other loss (income), net	2,776	(1,000)	—		1,776

Loss before income taxes	(90,563)	(3,000)	(51,867)		(145,430)
Income tax expense (benefit)	—	—	—		—

Net loss	$(90,563)	$(3,000)	$(51,867)		$(145,430)

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(dollars in thousands)

	Historical
	Verso	NewPage (Predecessor)	Total Adjustments		Pro Forma
Net Sales	$1,474,612	$3,131,000	$—		$4,605,612
Cost and expenses:
Cost of products sold – (exclusive of depreciation, amortization, and depletion)	1,272,630	3,015,000	(229,613)	a	4,058,017
Depreciation, amortization, and depletion	118,178	—	263,301	b	381,479
Selling, general, and administrative expenses	74,364	139,000	(11,956)	c	201,408
Restructuring charges	102,404	—	—		102,404

Total operating expenses	1,567,576	3,154,000	21,732		4,743,308

Other operating income	(60,594)	—	—		(60,594)

Operating loss	(32,370)	(23,000)	(21,732)		(77,102)

Interest income	(1,523)	—	—		(1,523)
Interest expense	127,943	26,000	69,658	d	223,601
Other loss, net	7,380	—	—		7,380

Loss before reorganization items and income taxes	(166,170)	(49,000)	(91,390)		(306,560)

Reorganization items, net	—	1,288,000	—		1,288,000

(Loss) income before income taxes	(166,170)	1,239,000	(91,390)		981,440
Income tax expense (benefit)	—	(19,000)	—		(19,000)

Net (loss) income	$(166,170)	$1,258,000	$(91,390)		$1,000,440

See notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

1. Description of the Transaction

On January 3, 2014, Verso Paper Corp. (“Verso Paper”) entered into the Merger Agreement with NewPage. Pursuant to the terms of the Merger, Verso Merger Sub Inc., an indirect, wholly-owned subsidiary of Verso Paper, and NewPage will merge, with NewPage surviving as a subsidiary of Verso.

The Merger Agreement provides for NewPage’s equity holders to receive consideration (the “Merger Consideration”) consisting of (i) $250 million in cash, most of which will be paid to the stockholders as a special dividend prior to closing and the remainder of which will be paid at closing, (ii) $650 million aggregate principal amount of new 11.75% Senior Secured Notes due 2019 (the “New First Lien Notes”) to be issued by the Issuers at closing and cash in the amount of the aggregate per share exercise prices of all in-the-money NewPage stock options, and (iii) shares of Verso Paper common stock to be issued at closing representing 20% (subject to potential adjustment up to 25% under certain circumstances described below) of the sum of the outstanding shares of Verso Paper common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. The amount of New First Lien Notes that NewPage’s equity holders will receive as consideration is subject to downward adjustment, in an amount not to exceed $27 million in value, based on certain payments made by NewPage between September 30, 2013 and the closing. The percentage of Verso Paper common stock that NewPage’s equity holders will receive as consideration is subject to upward adjustment, at the rate of 0.5% per month in 2014 or 1.5% per month in 2015, to a maximum of 25% of the sum of the outstanding shares of Verso Paper common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement, if the closing does not occur on or before August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso Paper’s failure to take certain actions to satisfy closing conditions. The following is a preliminary estimate of the Merger Consideration to be paid by Verso in the Merger:

Verso common stock valued at January 7, 2014	$46.6 million
New First Lien Notes	650.0 million
Assumption of NewPage Term Loan Facility	750.0 million

Total consideration	$ 1,446.6 million

Verso expects that NewPage will borrow up to $750 million under a new term loan facility (the “NewPage Term Loan Facility”) prior to the closing of the Merger. The proceeds from the NewPage Term Loan Facility will be used to extinguish the existing $500 million NewPage term loan facility and to pay the special dividend to the current NewPage stockholders. NewPage will also refinance and replace its $350 million asset-based loan facility (the “NewPage ABL Facility”) prior to the closing of the Merger and Verso expects to utilize borrowings thereunder to fund anticipated transaction and debt issuance costs of approximately $56.8 million. Additionally, Verso expects to consummate the Exchange Offers as described in this Offering Memorandum. The Verso modifications described in the Exchange Offers have been accounted for in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 470-60. As a result of the modifications, the New Second Lien Notes were recorded at the value of the future cash interest and principal payments on those Notes subsequent to the Merger of $331.9 million, resulting in a gain of $55.1 million calculated as the difference between the new recorded carrying value and the pre-Merger carrying value of $387.0 million, net of deferred issuance costs on the notes of $8.0 million. The new carrying value of the debt and the gain are reflected in the accompanying pro forma balance sheet. In addition, the modification of the New Subordinated Notes in connection with the consummation of the Merger resulted in the New Subordinated Notes being recorded at their carrying value immediately prior to the Merger of $142.5 million. The difference between carrying value and reduced par value of $81.2 million is recognized as a non-cash reduction of interest expense over the term of the New Subordinated Notes.

Verso has obtained commitments from Credit Suisse Securities (USA) LLC Credit Suisse AG, Barclays, and UBS Securities LLC to provide debt financing for the Merger, consisting of a $750 million NewPage Term Loan Facility and a replacement $350 million NewPage ABL facility.

The estimated value of the Merger Consideration reflected in these Statements does not purport to represent the actual value of the total Merger Consideration that will be received by NewPage’s stockholders when the Merger is completed. In accordance with GAAP, the fair value of equity securities issued as part of the Merger Consideration will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share value component different from the $4.38, based on the closing price of Verso Paper common stock on January 7, 2014, assumed in these Pro Forma Statements and that difference may be material. For example, an increase or decrease by 10% in the price of Verso Paper common stock on the closing date of the Merger from the price of Verso Paper common stock assumed in these Pro Forma Statements would increase or decrease the value of the Merger Consideration by approximately $4.7 million, which would be reflected in these Pro Forma Statements as an equivalent increase or decrease to intangible assets. Further, under certain circumstances as described in Note 1, “Description of the Transaction”, the number of shares of Verso Paper common stock issued in connection with the Merger is subject to potential adjustment up by approximately 2.7 million shares, which would increase the value of the Merger Consideration by approximately $11.6 million.

2. Basis of Presentation

The Pro Forma Statements have been derived from the historical consolidated financial statements of Verso and NewPage that are incorporated by reference into this Offering Memorandum. Certain financial statement line items included in NewPage’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Verso’s historical presentation. For the unaudited pro forma condensed combined statements of operations, depreciation, amortization, and depletion expense has been conformed to the Verso presentation. The reclassification of these items had no impact on the historical total assets, total liabilities, or stockholders’ equity reported by Verso or NewPage, respectively. The reclassifications also did not impact the historical earnings from continuing operations. In addition, the impact of differences in NewPage’s accounting policy for inventory valuation of Last in First Out (LIFO) and Verso’s accounting policy of First in First Out (FIFO) is not expected to have a significant impact on Cost of products sold, therefore no adjustment has been reflected in the accompanying Pro Forma Statements for conforming the accounting policy of NewPage to Verso’s policy.

The Merger is reflected in the Pro Forma Statements as an acquisition of NewPage by Verso using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total estimated purchase price will be calculated as described in Note 4 to the Pro Forma Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Verso has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary since the Merger has not progressed to a stage where there is sufficient information to make a definitive allocation and will be revised at the time of the Merger as additional information becomes available and as valuation work is finalized. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented.

3. Pro Forma Adjustments

The pro forma adjustments described below do not reflect the statutory tax effect of those adjustments as Verso has net operating loss carryforwards and a related full valuation allowance that are expected to eliminate any tax implications of the adjustments.

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2013:

(a)	Represents the portion of estimated transaction costs associated with the Merger paid in cash. These costs were not included in the historical financial statements.

(b)	Represents the elimination of the NewPage pre-Merger deferred taxes and the related valuation allowance.

(c)	Represents an adjustment to value property, plant and equipment acquired at the preliminary estimated fair value as of the Merger date.

(d)	The following table summarizes pro forma adjustments impacting other assets:

$ (9,867)	(d1)	Represents the elimination of the NewPage pre-Merger goodwill.

(69,088)	(d2)	Represents the elimination of the NewPage pre-Merger trademarks and customer relationships intangible assets.

(24,367)	(d3)	Represents the elimination of the NewPage pre-Merger debt issuance costs.

(7,951)	(d4)	Represents the elimination of the Verso Second Lien Notes debt issuance costs in connection with the exchange and modification of those Notes in accordance with ASC 470-60 as described in Note 1 “Description of the Transaction.”

24,496	(d5)	Represents the estimated debt issuance costs expected to be capitalized in connection with the Merger financing.

$ (86,777)

(e)	The following table summarizes pro forma adjustments impacting debt:

$750,000	(e1)	Represents the NewPage Term Loan Facility assumed in the Merger, of which $500 million will be used to repay amounts outstanding under NewPage’s existing term loan facility and $250 million will be used to pay a special dividend to the NewPage stockholders.

650,000	(e2)	Represents the issuance of additional Verso New First Lien Notes in connection with the Merger.

56,803	(e3)	Represents borrowings on the NewPage ABL Facility to fund expected transaction costs.

(20,000)	(e4)	Represents the reversal of the historical current portion of the NewPage Term Loan Facility, which was replaced with the $750 million NewPage Term Loan Facility.

(468,000)	(e5)	Represents the reversal of the historical long-term portion of the NewPage Term Loan Facility, which was replaced with the $750 million NewPage Term Loan Facility.

(24,000)	(e6)	Represents the balance outstanding on the NewPage ABL Facility on September 30, 2013 that is not expected to be assumed by Verso in the Merger.

(63,067)	(e7)	Represents the reduction in the carrying value of the Second Lien Notes of $395.0 million to the modified total interest and principal payments on the Notes of $331.9 million after the Merger in accordance with ASC 470-60. See the description of the modification of the Second Lien Notes in the “Summary of New Second Lien Notes” section of this Offering Memorandum.

$881,736

(f)	The following table summarizes pro forma adjustments impacting Paid in capital.

$(813,000)	(f1)	Represents the elimination of NewPage historical Paid in capital.

46,579	(f2)	Represents the Paid in capital associated with the issuance of 20% of shares Verso Paper common stock outstanding, immediately prior to the Merger, or 10,634,497 shares with an estimated value of $4.38 per share based on the closing share price of Verso Paper common stock on January 7, 2014.

$(766,421)

(g)	The following table summarizes pro forma adjustments impacting Retained deficit:

$3,000	(g1)	Represents the elimination of NewPage historical retained deficit.

(4,973)	(g2)	Represents estimated transaction costs associated with Exchange Offers expensed as incurred in accordance with ASC 470-60. These costs were not included in the historical financial statements.

55,116	(g3)	Represents the gain recognized for the reduction in the net carrying value of the Second Lien Notes of $387.0 million ($395.0 million Note carrying value less debt issuance costs of $8.0 million) to the modified total interest and principal payments on the Notes of $331.9 million after the Merger in accordance with ASC 470-60, assuming all Old Second Lien Notes are tendered. See the description of the modification of the Second Lien Notes in the “Summary of New Second Lien Notes” section of this Offering Memorandum.

(35,531)	(g4)	Represents estimated transaction costs associated with the Merger expected to be expensed as incurred. These costs were not included in the historical financial statements.

$ 17,612

(h)	Represents the elimination of NewPage Accumulated other comprehensive loss.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold to conform with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

$137,448	(b1)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general, and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

20,799	(b2)	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.

(5,634)	(b3)	Represents the elimination of $5,634 of historical amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

$ 152,613

(c)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

(d)	The following table summarizes pro forma adjustments impacting interest expense:

$105,659	(d1)	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 200 basis points for NewPage ABL Facility borrowings of $56.8 million, LIBOR (subject to 1.25% floor) plus 700 basis points for NewPage Term Loan Facility borrowings of $750 million, and 11.75% for New First Lien Notes of $650 million. A 1/8% increase/decrease in LIBOR would have an impact of +/-$0.1 million on year to date interest expense at September 30, 2013.

3,224	(d2)	Represents the straight-line amortization of debt issuance costs incurred in connection with the Merger. The costs are amortized based on the term of the respective debt.

(67,437)	(d3)	Represents the elimination of historical interest expense for NewPage as well as the reduction in interest expense associated with the exchange of the Verso Second Lien Notes and Verso Subordinated Notes.

(4,744)	(d4)	Represents the non-cash reduction of interest expense associated with the modification of the New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction,” assuming all Old Subordinated Notes are tendered.

$ 36,702

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold to conform with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

$241,569	(b1)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

27,732	(b2)	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.

(6,000)	(b3)	Represents the elimination of $6,000 of amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

$ 263,301

(c)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.

(d)	The following table summarizes pro forma adjustments impacting interest expense:

$140,879	(d1)	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 200 basis points for NewPage ABL Borrowings of $56.8 million, LIBOR (subject to 1.25% floor) plus 700 basis points for NewPage Term Loan Facility borrowings of $750 million, and 11.75% for New First Lien Notes of $650 million. A 1/8% increase/decrease in LIBOR would have an impact of +/- $0.1 million on annual interest expense at December 31, 2012.

4,299	(d2)	Represents the straight-line amortization of debt issuance costs incurred in connection with the Merger. The costs are amortized based on the term of the respective debt.

(69,319)	(d3)	Represents the elimination of historical interest expense for NewPage as well as the reduction in interest expense associated with the exchange of the Verso Second Lien Notes and Verso Subordinated Notes.

(6,201)	(d4)	Represents the non-cash reduction of interest expense associated with the modification of the New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction”, assuming all Old Subordinated Notes are tendered.

$ 69,658

4. Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the expected fair values of NewPage’s assets and liabilities at the completion of the Merger. The allocation of the preliminary purchase price is as follows (in thousands):

Current assets	$804,584
Property and equipment	1,462,247
Other long-term assets	39,678
Current liabilities	(304,000)
Other long-term liabilities	(555,930)

Net assets acquired	$1,446,579

The preliminary purchase price allocation for NewPage is subject to revision as more detailed analysis is completed and additional information on the fair values of NewPage’s assets and liabilities become available and as preacquisition contingencies are identified, and acquisition related costs, etc. are finalized. The final purchase price allocation may differ materially from the allocation presented here.

The accompanying Pro Forma Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger. In addition, the Merger is not expected to result in a taxable transaction and Verso has net operating loss carryforwards and a related full valuation allowance that are expected to offset any deferred tax impact of the Merger. Therefore no deferred taxes have been established as a result of the purchase price allocation.

Verso has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger. Verso anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, goodwill, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final Merger Consideration, and amounts allocated to assets acquired and liabilities assumed in the Merger, could differ materially from the preliminary amounts presented in these Statements. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 3 for the effects of changes in estimated fair value of property and equipment to be acquired in the Merger on the calculation of pro forma depreciation and amortization expense.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013:

(1)	on a historical basis;

(2)	on an as adjusted basis, after giving effect to the Exchange Offer Transactions and the payment of expenses incurred in connection therewith; and

(3)	on an as adjusted basis, after giving effect to the Exchange Offer Transactions, the consummation of the Merger and the payment of expenses incurred in connection therewith.

You should read this table in conjunction with “Risk Factors,” “Summary—Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this Offering Memorandum, as well as the historical consolidated financial statements and related notes incorporated by reference into this Offering Memorandum. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located at the beginning of this Offering Memorandum for more information.

	As of September 30, 2013
(Dollars in thousands)	Historical Verso	As Adjusted for Exchange Offer Transactions	As Further Adjusted for the Merger
Cash and cash equivalents	$9,197	$4,224	$5,000

Long-term debt:
Verso Paper Holdings LLC
ABL Facility(1)	$22,500	$22,500	$22,500
Cash Flow Facility(2)	—	—	—
11.75% Senior Secured Notes due 2019(3)	426,415	426,415	426,415
New 11.75% Senior Secured Notes due 2019(4)	—	—	650,000
11.75% Secured Notes due 2019	271,573	271,573	271,573
8.75% Second Priority Senior Secured Notes due 2019(5)	394,981	—	—
New Second Priority Adjustable Senior Secured Notes	—	394,981	186,120 (9)
Floating Rate Notes due 2014(6)	13,310	13,310	13,310
11 3/8% Senior Subordinated Notes due 2016	142,500	—	—
New Adjustable Senior Subordinated Notes	—	142,500	81,225 (9)
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	23,305	23,305	23,305
NewPage
NewPage Term Loan (7)			750,000
NewPage ABL Facility (8)			56,803
Total long-term debt	1,294,584	1,294,584	2,481,251
Member’s equity (10), (11), (12):
Paid-in-capital	231,034	231,034	277,613
Retained (deficit)	(610,584)	(615,557)	(615,557)
Accumulated other comprehensive (loss)	(23,253)	(23,253)	(23,253)

Total member’s equity	(402,803)	(407,776)	(361,197)

Total capitalization	$891,781	$886,808	$2,120,054

(1)	The ABL Facility will mature on May 4, 2017 unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of any of certain of our existing indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under such existing Floating Rate Notes or such Old Subordinated Notes, as applicable, is outstanding, in which case the ABL Facility will mature on such earlier date. The possibility of such springing maturity will be eliminated upon the consummation of the Exchange Offers. The maximum committed amount under the ABL Facility is $150.0 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory. As of September 30, 2013, there was $22.5 million outstanding, $42.3 million in letters of credit issued and $78.8 million available for future borrowing. The maximum committed amount under the ABL Facility is subject to increase at our option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. The ABL Facility bears interest at a floating rate based on a spread over a base rate or a eurocurrency rate. As of September 30, 2013 the weighted average interest rate on our outstanding advances was 2.88%. See “Description of Other Indebtedness—ABL Facility.”

On January 3, 2014, in connection with the entry into the Merger Agreement, we entered into amendments to our ABL Facility allowing for the consummation of the Merger and the other transactions contemplated by the Merger Agreement. As of September 30, 2013, on an as adjusted-basis after giving effect to the Exchange Offer Transactions and the Merger, there was $22.5 million outstanding, $42.3 million in letters of credit issued and $78.8 million available for borrowing under our ABL Facility.

(2)	The Cash Flow Facility will mature on May 4, 2017 unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of certain of our existing indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under such existing Floating Rate Notes or such Old Subordinated Notes, as applicable, is outstanding, in which case the Cash Flow Facility will mature on such earlier date. The possibility of such springing maturity will be eliminated upon the consummation of the Exchange Offers. The committed amount under the Cash Flow Facility is $50.0 million, subject to increase at our option by up to $25.0 million of incremental commitments. As of September 30, 2013, our Cash Flow Facility had no outstanding balance, no letters of credit issued and $50.0 million available for future borrowing. See “Description of Other Indebtedness—Cash Flow Facility.”

On January 3, 2014, we entered into amendments to our Cash Flow Facility allowing for the consummation of the Merger and the other transactions contemplated by the Merger Agreement. As of September 30, 2013, on an as adjusted-basis after giving effect to the Exchange Offer Transactions and the Merger, there were no amounts outstanding, no letters of credit issued and $50 million available for borrowing under our Cash Flow Facility.

(3)	These notes are recorded above at their accreted value. The face amount of these notes is $417.9 million.
(4)	In connection with the consummation of the Merger, we will issue New First Lien Notes that will rank pari passu with our existing First Lien Notes.
(5)	These notes were issued with an original issue discount and are recorded above at their accreted value. The face amount of these notes is $396.0 million.
(6)	These notes bear interest at a floating rate of rate equal to LIBOR plus 3.75% per year. As of September 30, 2013, the interest rate on these notes was 4.02% per year.
(7)	In connection with the Merger and prior to the closing of the Merger, NewPage Corporation, a subsidiary of NewPage Holdings, will enter into the NewPage Term Loan Facility in an aggregate principal amount of $750 million.
(8)	Prior to the consummation of the Merger, NewPage, will enter into the NewPage ABL Facility with an aggregate principal amount of $350 million. The $56.8 million in drawings under the NewPage ABL Facility shown in the “As Further Adjusted for the Merger” column includes drawings to fund transaction expenses in connection with the Merger. These amounts are shown for illustrative purposes as the NewPage ABL Facility may not need to be utilized to such extent or at all at the time such expenses become payable.
(9)	These notes are included above at their par value after giving effect to the Merger, and are not shown in accordance with GAAP as reflected in the GAAP Pro Forma Financial Statements.
(10)	The “Historical” column reflects the historical Member’s equity of Verso Paper Holdings LLC only.
(11)	The “As Adjusted for Exchange Offer Transactions” column reflects the historical Member’s equity of Verso Paper Holdings LLC adjusted for expected expenses related to the Exchange Offer Transactions of $4.973 million in retained earnings and cash.
(12)	The “As Further Adjusted for the Merger” column reflects the “As Adjusted for Exchange Offer Transactions” column plus the stock value issued by Verso Paper of $46.6 million in Paid in Capital, the debt incurred in connection with the Merger and the Exchange Offer Transactions at par value. Retained earnings include the Exchange Offer Transactions fees.

*        *        *

This filing contains forward-looking statements. These statements relate to future events or Verso’s and NewPage’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors” and elsewhere in this filing. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “could,” “expects,” “intends,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors” and under “Part I: Item 1A. Risk Factors” in the Issuers’ Annual Report on Form 10-K for the year ended December 31, 2012 and under “Item 1A. Risk Factors” in the Amendment No. 1 to Form 10 for NewPage filed with the SEC on July 11, 2013. These factors may cause the Issuers’ or NewPage’s actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this filing and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this filing. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this filing.